Filed Pursuant to Rule 424(b)(3)

Registration No. 333-107948

PROSPECTUS SUPPLEMENT NO. 2

(To the Prospectus dated October 9, 2003)

$57,500,000

Global Imaging Systems, Inc.

4% Convertible Senior Subordinated Notes due 2008 and

2,406,663 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated October 9, 2003, as supplemented by prospectus supplement No. 1 dated November 6, 2003, of Global Imaging Systems, Inc. relating to the resale from time to time by selling securityholders of our 4% Convertible Senior Subordinated Notes due 2008 held by certain securityholders and the shares of our common stock issuable upon conversion of the notes. This prospectus supplement is incorporated by reference into and should be read in conjunction with the prospectus dated October 9, 2003, as supplemented. This prospectus supplement is qualified by reference to the prospectus dated October 9, 2003, as supplemented, except to the extent that the information provided by this prospectus supplement supercedes the information contained in the prospectus dated October 9, 2003, as supplemented.

Investing in the notes and common stock involves risks. You should carefully consider the “Risk Factors” beginning on page 9 of the prospectus dated October 9, 2003 in determining whether to purchase the Global Imaging Systems, Inc. 4% Convertible Senior Subordinated Notes due 2008 or the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 9, 2004.

The selling securityholders table appearing under the heading “Selling Securityholders” beginning on page 33 of the prospectus dated October 9, 2003, as supplemented, is supplemented further by the information appearing in the table below. The information below was furnished to us by the selling shareholder listed below on or before March 9, 2004.

Name and Address	Principal Amount of Notes Beneficially Owned that May be Sold	Number of Shares of Common Stock Beneficially Owned that May be Sold (1)

CNH CA Master Account, L.P. CNH Partners, LLC 900 Third Avenue, 17th Floor New York, NY 10022	$1,100,000	46,040

(1)	Assumes conversion of all of the holder’s notes at a conversion price of $23.892 per share. This is equivalent to a conversion rate of 41.8550 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes – Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in this section, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have converted their notes and may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their notes or shares since the date as of which the information is presented in the above table.

Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

Information about selling securityholders may change over time. Any changed information supplied to us will be set forth in future prospectus supplements. From time to time, additional information concerning ownership of the notes and shares of common stock may rest with certain holders thereof not named in the table above and of whom we are unaware.

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